Exhibit 10.1
TWO-WAY METALS LEASE AGREEMENT
This Metals Lease Agreement made and entered into this 12th day of December, 2008 apply to leases (each a “Lease”) of Gold (“Metal”) between COEUR D’ALENE MINES CORPORATION, a corporation organized and existing under the laws of State of Idaho and located at 505 Front Avenue, Coeur d’Alene, ID 83814 (“Coeur”), and Mitsubishi International Corporation, a corporation organized and existing under the laws of New York and located at 655 Third Avenue, New York, NY 10017 (“MIC”). The lessor of the Metal is referred to as the “Lessor” and the lessee of the Metal is referred to as the “Lessee”.
1. TERMS OF LEASE
1.1 Lessor and Lessee
Lessor and Lessee may from time to time enter into Leases for the Metal between themselves pursuant to which Lessor will lease to Lessee quantities of the Metal at any location mutually agreed; provided, however, that nothing in this Agreement shall be construed as obligating either party to enter into any Lease.
1.2 A legally binding Lease shall be deemed to exist from the moment the parties agree on its essential terms, which agreement shall be set forth in a written confirmation of lease terms signed by both parties (each a “Confirmation”). A Confirmation may be executed by means of the exchange of signed counterparts of the Confirmation by facsimile transmission. In the case of a Confirmation being executed by facsimile transmission, as soon as practicable after such transmission, MIC shall send two (2) signed counterparts of the Confirmation to Coeur, and Coeur shall sign and return one copy of the Confirmation to MIC; provided, however, that the failure by either party to deliver signed hard copies after the facsimile transmissions shall not effect the validity of the Lease.
1.3 The Confirmation for each Lease shall be in the form of Exhibit I attached hereto and shall include:
(i) The name and address of lessee (“Lessee”) and lessor (“Lessor”) of the Metal;
(ii) The type, fineness, and (if appropriate) brand of Metal;
(iii) The quantity of Metal being leased in troy ounces (the “Quantity”);
(iv) The lease term, which shall be equal to the number of days the Metal is being leased, and shall include the date of delivery to the Lessee but not the date of return to the Lessor (“the Lease Term”);
(v) An annual percentage lease rate agreed upon by the parties (the “Lease Rate”);

(vi) The fee the Lessee is obligated to pay over the course of the Lease (the “Lease Fee”) on the maturity date of the lease in accordance with Paragraph 3.1. The Lease Fee shall equal (A) the Quantity, multiplied by (B) the London PM fix of one (1) troy ounce of the Metal on the date of the Confirmation, unless otherwise agreed to in writing by the parties ("Valuation Price"), multiplied by (C) the Lease Rate, multiplied by (D) the Lease Term divided by (E) three hundred sixty (360) days;
(vii) The delivery and redelivery locations; and
(viii) Such other terms and conditions as the parties may agree.
1.4 In the event of a conflict between a Confirmation and this Agreement, the Confirmation shall govern with respect to the relevant Lease, unless the Confirmation expressly states that it is intended to supersede such paragraphs.
2. DELIVERY AND RETURN OF METAL
All Metals leased hereunder shall be released to Lessee at the location set out in the relevant Confirmation on the commencement date of the applicable Lease. Upon the scheduled or earlier termination of the Lease, the Lessee shall immediately return at the Lessee’s cost, risk and expense, the Metal leased hereunder or metal of equivalent quantity and quality to the same location; provided, that in lieu of any amount of the Metal leased hereunder required to be so returned, the Lessee will be allowed to deliver silver in the quantity determined based upon relative spot values of silver and gold as determined by the Lessor and agreed by the Lessee.
3. PAYMENT OF LEASE FEES
3.1 Unless the parties agree otherwise, the Lessee shall pay to the Lessor a Lease Fee for each Lease on the maturity date of the lease, calculated as set forth in Section 1.3.
3.2 All payments shall be made in immediately available funds to the bank account designated by the party to which payment is due.
4 RESPONSIBILITIES OF THE PARTIES
4.1 The Lessee shall be responsible for, and agrees to indemnify and hold harmless the Lessor against, any liability, claim, or expense relating to any Metal leased hereunder or the use thereof, including, without limitation, any products, environmental, or toxic waste liability claims.
4.2 The Lessee shall be responsible for all risk of loss, damage or disappearance from any cause whatsoever of or with respect to any Metal leased hereunder from the time delivered by the Lessor until it is returned to the Lessor. The Lessee will arrange and maintain insurance coverage on the Metal in such amounts but for no less than the value of the same and covering such risks as is usually carried by companies engaged in a similar business and the Lessee shall as soon as reasonably practicable deliver to the Lessor a copy of all policies for such insurance, together with a certificate of insurance issued by and insurer reasonably acceptable to Lessor naming Lessor as an additional insured and loss payee.
4.3 The Lessor shall all times retain title to the Metal on Lease unless and until the Lessor agrees otherwise in writing.
4.4 The Lessee warrants that upon return of leased Metal to the Lessor, the Lessor shall have good and marketable title to the Metal, free and clear of all liens, pledges, mortgages, encumbrances, easements, charges, claims, restrictions, purchase options, and/or agreements limiting the use or transfer of such Metal.
4.5 Each party warrants that the Metal delivered or returned by such party pursuant to each Lease hereunder shall be of the type, fineness, and (if specified) brand agreed to in the Confirmation of such Lease. THE PARTIES MAKE NO OTHER WARRANTIES, EITHER EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
4.6 The Lessor shall not be responsible for the Lessee’s use of Metal leased hereunder. Neither party shall be liable for any consequential, incidental, or special damages resulting from the transactions.
5. CREDIT / SECURITY INTEREST
5.1 Both parties acknowledge that this is a true Lease in which Lessor retains title and settlement by return of the Metal leased hereunder is contemplated. Notwithstanding the foregoing, the Lessee hereby grants the Lessor a security interest in all Metal delivered pursuant to this Agreement in any physical or chemical state and any proceeds of sale, disposition, or destruction thereof until all required Metal is returned to the Lessor. The Lessor is hereby authorized to file any and all appropriate UCC financing statements, with or without Lessee having executed such filing. The Lessee shall execute, acknowledge and deliver to the Lessor all appropriate instruments of conveyance and other documents reasonably required by the Lessor, and will take such other actions and execute such other documents, certifications, and further assurances as the Lessor may reasonably require in order to vest more effectively in the Lessor, or to put the Lessor more fully in possession of, such Metal, or otherwise to protect Lessor’s interests in the Metal. The Lessee shall take all reasonable actions not to prejudice the Lessor’s security interest in, and shall take such other actions as the Lessor may reasonably require to protect, the Metal in the Lessee’s possession.
5.2 To secure the payment or performance of the present and future indebtedness and liability of the Lessee to the Lessor hereunder, the Lessee agrees hereby to grant a first priority security interest to the Lessor in specified collateral (the “Collateral”) set forth in the Collateral Agreement agreed between the parties (“Collateral

Agreement”). The Lessor is hereby authorized to file any and all appropriate financing statements, with or without Lessee having executed such filing. The Lessee shall execute, acknowledge and deliver to the Lessor all appropriate instruments of conveyance and other documents reasonably required by the Lessor, and will take such other actions and execute such other documents, certifications, and further assurances as the Lessor may require in order to vest more effectively in the Lessor such the Collateral, or otherwise to protect Lessor’s interests in the Collateral. The Lessee shall take all reasonable actions not to prejudice the Lessor’s security interest in, and shall take such other actions as the Lessor may reasonably require to protect, the Collateral.
5.3 If sufficient credit has not been established with the Lessor’s credit department, the Lessor may, in addition to the security interest granted by the Lessee under the Section 5.1 and 5.2, require security, either in the form of prepayment or a standby irrevocable bank letter of credit, or any other form of security, as the Lessor may determine in its sole and unencumbered discretion. Any letter of credit must be opened in a format and by a bank acceptable to the Lessor.
5.4 If the Lessor’s requirements as to security are not satisfied within the time limits specified by the Lessor, the Lessor shall have the option of canceling the Lease and/or proceeding against the Lessee for damages occasioned by the Lessee’s failure to perform. The Lessor hereby reserves the right in its absolute discretion to revise the credit terms applicable to the Lessee, and to call for such further security as the Lessor deems necessary.
6. CEILING DOLLAR VALUE
6.1 “Ceiling Dollar Value” means the sum of $13 million plus the value of Manquiri Collateral as defined and calculated under the Collateral Agreement.
6.2 Lessor and Lesee agree that if at any time the aggregate value of the Metal on lease hereunder (as reasonably determined by the Lessor) should exceed the Ceiling Dollar Value, then the Lessor may at its option, by notice to the Lessee, require that by the end of the business day immediately following the day upon which such notice is given, the Lessee either:
(i)	re-deliver to the Lessor a portion of the Metals sufficient to reduce the aggregate value of the leased Metal to the Ceiling Dollar Value; or
(ii)	purchase from the Lessor, at the Lessor’s quoted price, quantity of the Metals sufficient to reduce the aggregate value of the leased Metal to the Ceiling Dollar Value; or
(iii)	deposit, by wire transfer, funds equal to the dollar value of the leased Metal in excess of the Ceiling Dollar Value (the “Excess Funds”) into a margin account established with the Lessor, which will pay interest to the Lessee at a rate based on the average of the federal funds rate during the period from the date of the first deposit of the Excess Funds to the date of the withdrawal of the Excess Funds. Upon the reduction of the aggregate value of the leased Metal to the Ceiling Dollar Value, Lessor shall immediately return the Excess Funds to Lessee.
7. LEASEBACK
Where MIC is the Lessor in respect of any Lease, the Lessee will have the right to enter into one or more Leases (each a “Leaseback”) under this Agreement as Lessor pursuant to a further Confirmation and subject to the following terms and limitations:
(i)	the location shall be the same as in the original Lease from MIC as Lessor;
(ii)	the quantity shall not exceed, in aggregate with any other Leasebacks, that of the original Lease from MIC as Lessor;
(iii)	the date of delivery shall be at least five Business Days prior to the date of return under the original Lease from MIC as Lessor;
(iv)	the date of return shall be the same as the date of return under the original Lease from MIC as Lessor.
8. DEFAULT
8.1 The parties recognize and agree that each transaction under this Agreement is a “forward contract” within the meaning of 11 U.S.C. 101(25). The following shall each constitute an “event of default” by the relevant party: the relevant party and/or any guarantor of such party (a “non-performing party”; the opposite party is sometimes referred to in this Section 8 as the “performing party”) shall (i) default in the payment or performance of any material obligation to the other party under this Agreement, any Confirmation, or the Collateral Agreement and such default is not cured within three (3) business days of notice of such default to the non-performing party; (ii) file a petition or otherwise commence any proceeding under any bankruptcy, insolvency, reorganization or similar law for the protection of creditors or have any such petition filed or proceeding commenced against it; (iii) otherwise become bankrupt or insolvent (however evidenced); (iv) be unable to pay its debts as they fall due; (v) have an administrator, receiver, liquidator or other officer appointed over it or any of its assets, (vi) merge or become consolidated with any other entity or transfer, by any means, all or substantially all of its assets to another entity if the creditworthiness of the resulting, surviving or transferee entity is materially weaker than that of the non-performing party immediately prior to such action as reasonably determined by the performing party; (vii) fail to give adequate security for, or evidence of, its ability to perform its obligations under this Agreement, any Confirmation, or the Collateral Agreement within two business days of any request therefor in accordance with this Agreement or any reasonable request therefor from the performing party; or (viii) disaffirm, disclaim, repudiate or reject, in whole or in part, or challenge the validity of any guarantee issued in respect of such party.

8.2 Upon the occurrence of an event of default, the performing party shall, in addition to all other rights and remedies available to it, have the right immediately to terminate the relevant Leases by notice in writing to the non-performing party. Where the Lessee is the non-performing party, the Lessor shall decide in its absolute discretion and inform the Lessee whether the Lessee shall be required to immediately return the Leased Material to the Lessor or to immediately pay to the Lessor its then market value (as determined by the Lessor in its absolute discretion based upon the current market price for the relevant metal). Where the Lessee is the non-performing party, the Lessee shall in addition pay to Lessor any accrued Lease Fees (pro-rated to the date of termination of any Lease). In the case of an event of default described in sub-sections 8.1(ii) through to (viii) above, the performing party and its affiliates shall, in their sole discretion, have the further right to terminate all other outstanding transactions with the non-performing party by notice in writing to the non-performing party.
8.3 The performing party and its affiliates shall determine and notify the non-performing party of their aggregate loss resulting from any breach of any transaction hereunder by calculating the difference, if any, between the price specified in each liquidated transaction and the market price as of the date of liquidation for the relevant Metal or Metals that the non-performing party has failed to return or deliver to the performing party. The non-performing party shall pay such amount to the performing party and its affiliates in full within five business days of such notice being given, with interest at a rate per annum equal to the greater of nine (9) per cent or LIBOR plus four (4) per cent (with LIBOR quoted on the first London banking day after the date of termination).
8.4 The performing party and its affiliates may, in their sole discretion, aggregate, net and set off amounts which they owe to the non-performing party against any amounts which the non-performing party owes one or more of them under any transaction or otherwise, whether or not then due, so that all such amounts are aggregated and netted to a single liquidated amount (the “net liquidation payment”). For the purpose of any such calculation, the performing party and its affiliates may convert amounts denominated in any other currency at such rate prevailing at the time of the calculation as it shall reasonably select. If the calculation of the net liquidation payment results in an amount payable by the performing party or its affiliates, the net liquidation payment shall be paid to the non-performing party after deduction of reasonable costs and expenses incurred by the performing party as a result of the non-performing party’s default. The performing party and/or its affiliates shall notify the non-performing party of the amount of the net liquidation payment and the party owing such payment shall pay the net liquidation payment in full to the other party within five business days of such notice, which amount shall bear interest at a rate per annum equal to the greater of nine (9) per cent or LIBOR plus four (4) per cent (with LIBOR quoted on the first London banking day after the applicable date of termination).

8.5 The non-performing party shall further indemnify and hold the performing party and its affiliates harmless from any other losses, damages, cost and expenses including reasonable attorney’s fees, incurred in connection with an event of default, termination or the exercise of any remedies in relation thereto.
8.6 Notwithstanding any provision herein to the contrary, the performing party and its affiliates shall not be required to pay to the non-performing party an amount due until the performing party and its affiliates receive confirmation satisfactory to them, in their reasonable discretion, that all obligations of any kind whatsoever of the non-performing party to make any payments to them under this or any other contract have been or will be fully and finally performed; nor shall the performing party or its affiliates be required to compensate the non-performing party for any losses incurred by the non-performing party in connection with a default or termination hereunder.
8.7 The performing party’s and its affiliates’ rights under this provision shall be in addition to, and not in limitation or exclusion of, any other rights which the performing party and/or its affiliates may have (whether by agreement, operation or law or otherwise).
9. FORCE MAJEURE
9.1 “Force majeure” means an event which is beyond the control of a party and in which Metal conforming to applicable form and purity specifications is not available from metals dealers and not available on spot markets generally. Failure to pay or lack of funds, the availability of a more attractive market or inefficiencies in operations do not constitute force majeure.
9.2 If a force majeure event prevents, inhibits or delays the performance under any Confirmation, the party or parties whose performance is prevented, inhibited or delayed (the “declaring party”) shall be relieved of any obligation or liability under this Agreement or any Confirmation to the extent that such obligation or liability cannot be met because of such force majeure event, until the expiration of a reasonable time after termination of such disability.
9.3 The declaring party agrees to notify the other party (the “non-declaring party”) of the occurrence of the force majeure event as soon as possible including reasonably full particulars of such force majeure event.
9.4 Notwithstanding the foregoing, if a force majeure event delays performance for a period of 30 days or more, the non-declaring party shall have the right to terminate any affected outstanding Leases effective upon providing notice to the declaring party. In no event shall force majeure entitle either party to suspend its obligations to make payments then due for products delivered under a Confirmation.

10. TAXES
10.1 Lessee shall be responsible for any value added, sales and use, property , withholding, state excise and similar taxes (such taxes, “Covered Taxes”) due on any Metal leased hereunder, any Lease or other transactions contemplated by this Agreement. In the event a Covered Tax is properly assessed or levied by a governmental unit against Lessor with respect to any Metal leased hereunder, any Lease or other transaction contemplated by this Agreement and Lessor pays such tax to the governmental unit, Lessor shall add the amount of such tax to the fees payable pursuant to the given transaction and Lessee is required to pay the amount of such tax to Lessor. In the event that a Covered Tax is properly assessed or levied by a governmental unit against the Lessee with the respect to any Lease or transaction contemplated by this Agreement, then Lessee shall timely pay such taxes to the governmental unit. A Covered Tax is properly assessed or levied where the plain language of the governing law provides for assessment or levy. Lessee agrees to indemnify Lessor against all such Covered Taxes and any interest, penalties, or other similar charges that may be imposed in connection with the Metal, Lease or transactions.
10.2 Each party shall use reasonable efforts to implement the provisions of and to administer this agreement in accordance with their intent to minimize taxes, so long as neither party is materially adversely affected by such efforts. To claim an exemption from payment of a Covered Tax, Lessor shall provide a certificate of exemption or appropriate evidence of exemption from such Covered Tax to the Lessee. Both parties agree to cooperate with each other in obtaining any exemption.
10.3 Notwithstanding any other provision in this Agreement, the Lease Fee shall be paid to Lessor without any deduction or withholding for or on account of any Covered Taxes unless such deduction or withholding is required by applicable law. If such deduction or withholding is required, then Lessee shall (i) promptly notify Lessor of such requirement, (ii) promptly pay to the relevant authorities the full amount required to be withheld or deducted and promptly forward to Lessor an official receipt evidencing such payment to such authorities; and (iii) promptly pay to Lessor such additional amount as may be necessary to ensure that the net amount actually received by Lessor equals the full amount Lessor would have received had no such deduction or withholding been required; provided that if the incurrence of such Covered Tax is attributable to Lessor’s failure to provide a certification of exemption or appropriate evidence of exemption, as required under Section 10.2 hereof, where such an exemption was available to Lessor, then Lessee shall not be liable for such Covered Tax (whether by reimbursement, indemnification, gross-up or otherwise) under this Agreement. The provisions of Sections 10.1, 10.2 and 10.3 shall not accrue to the benefit of an assignee or transferee of Lessor unless such assignment or transfer was done in compliance with Section 13.1.
11 ATTORNEY’S FEES
Each party shall be entitled to full indemnification from the other party of its reasonable attorney’s fees and related reasonable costs/expenses (including expert witness fees, costs and expenses) for any cause of action, claim or dispute arising out of or relating to this Agreement or any Confirmation as to which such indemnified party prevails, whether in an arbitration, a court of law, administrative proceeding, or through any other form of dispute resolution.
12. NOTICES
All notices, requests, and other communications hereunder shall be delivered or given by registered mail, returned receipt requested, or by facsimile and deemed to have been given on the date received (if delivered or sent by facsimile), or on the date stated in the return mail receipt if sent by mail to the respective party’s address set forth below, and in any case to the attention of the person or department indicated:

If to Coeur:	Coeur d’Alene Mines Corporation
505 Front Avenue
Coeur d’Alene, ID 83814
Attn: Beth Druffel
Facsimile No: 208-667-2213

If to MIC:	Mitsubishi International Corporation
655 Third Avenue
New York, NY 10017
Attn: Manager, Precious Metals Department
Facsimile No.: 212-605-1936
Each party’s notice information may be changed by notice to the other party which shall only be effective upon receipt.
13. GENERAL PROVISIONS
13.1 Neither party shall assign or transfer to any person any of its rights or obligations in respect of this Agreement or any Confirmation without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).
13.2 Each party represents and warrants to the other party that (a) on the date hereof and at the time it enters into a Lease, it possesses all power, authority, and applicable approvals (if any) necessary for it to enter into this Agreement, and each Lease, (b) this Agreement constitutes the valid and binding obligation of such party enforceable against it in accordance with the respective terms thereof, and (c) the execution, delivery, and performance hereof will not cause such party to be in violation of any law, regulation, order, or court process or decision to which it is a party or by which it or its properties are bound or affected. Each representation and warranty set forth above shall survive any delivery and payment under and termination of this Agreement.

13.3 This Agreement and the rights or duties under this Agreement and each Confirmation may not be assigned by either party in whole or in part without the prior written consent of the other party. This Agreement is for the benefit of the parties hereto and their respective successors and permitted assigns. No other persons or entity (including, without limitation, any customer of either party) shall have any rights hereunder.
13.4 Time is of the essence in all aspects of each party’s performance hereunder.
13.5 This Agreement together with each Confirmation (a) constitutes the entire agreement between the parties with respect to the subject matter hereof, (b) supersedes all prior agreements with respect to the subject matter hereof, and (c) may not be amended, modified, or supplemented, except by a writing signed by both parties or by facsimiles evidencing mutual agreement sent by each party to the other. This Agreement supersedes all standard terms and conditions of trading of either party, regardless of how denominated and whether or not the same are printed on one or more Confirmations or sales or purchase orders relating thereto.
13.6 The failure of either party at any time to require performance by the other party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not constitute a waiver of the provision itself. The failure of either party to exercise its rights provided under this Agreement shall not constitute a waiver of such right.
13.7 The paragraph headings in this Agreement are for the convenience of reference only and shall not affect the construction or interpretation of any provision of this Agreement.
13.8 In the event that any provision (or portion of a provision) if this Agreement is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement (and of such provision) shall not be affected except to the extent necessary to delete such illegal, invalid, or unenforceable provision (or portion thereof), and the parties shall negotiate in good faith to arrive at an alternative replacement provision approximating the parties’ original business objective.
13.9 This Agreement and each Confirmation shall be governed by and construed in accordance with the internal laws of the State of New York, USA, without giving effect to principles of conflicts of law. The parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration conducted by the American Arbitration Association in New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The award of the arbitrator(s) shall be final and binding upon the parties hereto and judgment on the award may be entered in any court of competent jurisdiction.

13.10 This Agreement does not constitute either party the agent or legal representative of the other party. Neither party is authorized to create any obligation on behalf of the other party.
13.11 This Agreement may be terminated on five (5) business days’ prior written notice by one party to the other, but such termination shall not affect any Lease outstanding at the time such termination is effective, which shall remain subject to the terms and conditions of this Agreement until all outstanding obligations under such Lease are duly performed or the Lease is finally and fully liquidated in accordance with the provisions of this Agreement.
13.12 Subject to the rights that may accrue to any successor or permitted assigns of the parties, no provision of this Agreement shall be construed as creating any rights enforceable by a third party and all third party rights implied by law are, to the extent permissible by law, excluded from this Agreement.
IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate by their duly authorized representatives effective on the date first written above.

MITSUBISHI INTERNATIONAL	COEUR D’ALENE
CORPORATION	MINES CORPORATION

Name: Kotaro Tomita	Name: Mitchell J. Krebs
Title: Division Senior Vice President	Title: SVP and CFO
Date: December 12, 2008	Date: December 12, 2008

Exhibit I
LEASE CONFIRMATION
Date:
This is a confirmation of the specific terms of Lease that Mitsubishi International Corporation (“MIC”) and Coeur D’Alene Mines Corporation (“Coeur”) have agreed upon pursuant to the Two-Way Metals Lease Agreement entered into between MIC and Coeur on December 12 2008.
(a)	Lessor: MIC Lessee: Coeur
(b)	Type of Metal: Gold Fineness:
(c)	Quantity: troy ounces
(d)	Lease Term: ___days
(1)	Date of delivery to Lessee:
(2)	Date of return to Lessor:
(e)	Lease Fee: Valuation Price: $ Lease Rate: ___% per annum Lease Fee = Quantity x Valuation Price x Lease Rate x Lease Term /360 days[1].
(f)	Delivery Location: Redelivery Location:
(g)	Other terms agreed upon by the parties:
     If the Lease is terminated by prepayment prior to the end of the Lease Term, the Lease Fee shall be calculated based on the actual duration of the Lease, in days, giving effect to such termination, rather than on the full Lease Term. Such prepayments shall not be subject to any premiums or additional fees.
Please signify your agreement with the Lease terms contained herein by signing below.

Mitsubishi International Corporation	Coeur D’Alene Mines Corporation

Name:	Name:
Title:	Title:

[1]	See item (g).